The following is the code of ethics of Valgro Funds, Inc. Listed below that is the code of ethics of its investment adviser, Valgro Investments, Inc.

Valgro Funds, Inc.
Code of Ethics

Valgro Funds has adopted the rules below to hinder "insiders" from putting their interests above the fund's interest. For the sake of this discussion, "insider" means Valgro Funds itself, its investment adviser, and all related persons to either company who have nonpublic knowledge of fund transactions, advice, advising methods, or advice planning. As long as the rules are followed, insiders are explicitly permitted to buy or sell securities they know will be, are being, or have been traded in an account for the fund. Insiders are required to pre-clear all trades and to submit copies of their monthly statements from all their brokerage and securities accounts, to ensure compliance with the rules.

For each of the 5 types of fund trades (trades done on behalf of the fund), there is a "blackout" period during which no insider can trade a security on the same side as the fund (i.e., buy when the fund buys or sell when the fund sells). This blackout ends once the fund order is submitted to the broker (even if the markets are closed at the time). If an insider violates a blackout, then (1) he must submit a non-limit order reversing his trade (selling the shares he bought or buying back the shares he sold) before the fund order is submitted, and (2) the blackout is extended for him until the fund trade is actually executed. The blackout exempts trades done by an insider either (1) before he became an insider, or (2) before the fund became a client of the investment adviser associated with the insider. For the blackout, long calls and short puts are treated as securities purchases, while short calls and long puts are treated as securities sales. The blackout only covers trades where the amount of the insider's covered security is determined by the insider; thus, it exempts dividend reinvestment plans, rights exercises, and trades of mutual funds holding that security. The blackouts for the 5 types of fund trades are:

  When a security that the fund doesn't own is purchased for the fund, the blackout is 60 calendar days.
  When all shares of a security are sold for the fund, the blackout is 60 calendar days. This blackout exempts insiders' sales done through the same computer program or spreadsheet used in (3) below.
  On a regularly scheduled basis, a computer program or spreadsheet is used to rebalance fund portfolios. This may involve buying more, or selling some but not all, of securities already owned. The blackout is 14 calendar days. This blackout exempts insiders' trades done through the same computer program or spreadsheet.
  On an unpredictable basis, the fund may seek to deposit or withdraw cash, such as in response to a purchase or redemption of fund shares. This may result in a computer program or spreadsheet being used to rebalance the fund portfolio, as in (3) above. The blackout begins the moment Valgro Funds is notified of the event requiring the change in cash; or, for an insider of only the fund's investment adviser, the moment the investment adviser is notified.
  There is no blackout for trades done to correct previous trades, or for offsetting purchases & sales done for tax purposes, or for any trade not explicitly contained in the first 4 types of fund trades above.

Valgro Investments, Inc.
Code of Ethics

Valgro Investments has adopted the rules below to hinder "insiders" from putting their interests above clients' interests. For the sake of this discussion, "insider" means Valgro Investments itself and all related persons who have nonpublic knowledge of client transactions, advice, advising methods, or advice planning. As long as the rules are followed, insiders are explicitly permitted to buy or sell securities they know will be, are being, or have been traded in a client account. Insiders are required to pre-clear all trades and to submit copies of their monthly statements from all their brokerage and securities accounts, to ensure compliance with the rules.

For each of the 5 types of client trades (trades done on behalf of a client), there is a "blackout" period during which no insider can trade a security on the same side as the client (i.e., buy when the client buys or sell when the client sells). This blackout ends once the client order is submitted to the broker (even if the markets are closed at the time). If an insider violates a blackout, then (1) he must submit a non-limit order reversing his trade (selling the shares he bought or buying back the shares he sold) before the client order is submitted, and (2) the blackout is extended for him until the client trade is actually executed. The blackout exempts trades done by an insider either (1) before he became an insider, or (2) before the clients for whom a trade is being done became clients. For the blackout, long calls and short puts are treated as securities purchases, while short calls and long puts are treated as securities sales. The blackout only covers trades where the amount of the insider's covered security is determined by the insider; thus, it exempts dividend reinvestment plans, rights exercises, and trades of mutual funds holding that security. The blackouts for the 5 types of client trades are:

  When a security is purchased for a client not currently owning that security, the blackout is 60 calendar days.
  When all shares of a security are sold for a client, the blackout is 60 calendar days. This blackout exempts insiders' sales done through the same computer program or spreadsheet used in (3) below.
  On a regularly scheduled basis, a computer program or spreadsheet is used to rebalance client portfolios. This may involve buying more, or selling some but not all, of securities already owned. The blackout is 14 calendar days. This blackout exempts insiders' trades done through the same computer program or spreadsheet.
  On an unpredictable basis, a client may seek to deposit or withdraw cash. This may result in a computer program or spreadsheet being used to rebalance a client portfolio, as in (3) above. The blackout begins the moment the client notifies Valgro Investments of its cash instructions.
  There is no blackout for trades done to correct previous trades, or for offsetting purchases & sales done for tax purposes, or for any trade not explicitly contained in the first 4 types of client trades above.